Exhibit 10.4 Employment Agreement with Adam Alred

OwnerWiz

Realty

Adam Aired

935 Highway 124 Suite #215 Braselton, GA 30517

Dear Adam,

Owner Wiz Realty, Inc. (the "Company") is pleased to offer you employment on the terms and conditions stated in this letter. We would like you to begin work on October 9, 2011 ('Date of Employment"), the specific tenets of your employment agreement below:

Title: Chief Executive Officer

Compensation. Compensation is $9,600 per month

Term. Employment term is for one year.

Reimbursement Expenses. The Company shall reimburse you for all preapproved and reasonable expenses incurred by you that are consistent with the Company's policies in effect from time to time with respect to automobile, travel, and other business expenses, subject to the Company's requirements applicable generally with respect to reporting and documentation of such expenses

Confidentiality.

(a) Employee agrees to keep and hold all Proprietary Information in strict confidence and trust, and agrees will not directly or indirectly use or disclose any of such Proprietary Information, except as may be necessary (i) to perform Employee's duties for the benefit of the Company, or (ii) to comply with a court order to disclose such Proprietary Information. Employee acknowledges that she is aware that the unauthorized use or disclosure of Proprietary Information of the Company may be highly prejudicial to its interests, and may constitute an invasion of privacy and an improper disclosure of trade secrets.

Non-Disparagement. Employee will not, directly or indirectly, make any oral or written statement or publication with respect to the Company or any of its Subsidiaries or any affiliates of such party or any of their respective shareholders, directors, officers, employees or lenders which disparages or denigrates, or could reasonably be interpreted as, disparaging or denigrating, such party or its affiliates or any of their respective shareholders, directors, officers, employees or lenders.

Successors and Assigns.

(a) The provisions of this Agreement will insure to the benefit of, and will be binding upon, the Company, its successors and assigns, and Employees, the personal representative of his estate and his heirs and legatees. This Agreement and any rights and obligations of Employee hereunder may not be assigned or delegated by Employee without the Company's prior written consent, and any such purported assignment without such consent will be null and void.

(b) No right, benefit or interest of Employee hereunder will be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence will, to the full extent permitted by law, be null, void and of no effect.

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935 Braselton Hwy, Ste 215, Braselton, GA 30517

Notices.

(a) Any and all notices, demands or other communications required or permitted to be given hereunder by any party will be in writing and will be deemed to have been validly given or made to another party (i) upon receipt, when delivered personally or dispatched electronically; or (ii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such notices, demands or other communications will be:

If to Company: 935 Highway 124,Suite 215, Braselton, GA 30517

If to Employee: 935 Highway 124 Suite 215, Braselton, GA 30517

(b) Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

Governing Document. This Agreement constitutes the entire agreement and understanding of the Company and Employee with respect to the terms and conditions of Employee's services with the Company and supersede all prior and contemporaneous written or verbal agreements and understandings between Employee and the Company in any other subject matter hereof.

Amendments. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by Employee and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of Georgia without giving effect to the principles of conflict of laws thereof. The Company and Employee consent to the exclusive jurisdiction of all state and federal courts located in Atlanta in the State of Georgia, for the purpose of any suit, action or other proceeding arising out of, or in connection with this Agreement.

Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect.

Remedies. All rights and remedies provided pursuant to this Agreement or by law will be cumulative, and no such right or remedy will be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Disclosure. Neither party will make any public announcement or disclosure relating to the subject matter of this Agreement without the prior written approval of the other party, which consent may be granted or withheld in such other party's sole discretion; provided, however, that either party may disclose the existence and terms of this Agreement to its legal, tax and financial advisors and to any prospective employer so long as such party informs any such advisor or employer of such party's duties and obligations under this section and the Non-Disclosure and Non-Compete Clauses included in this Agreement.

[SIGNATURE PAGE FOLLOWS]

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935 Braselton Hwy, Ste 215, Braselton, GA 30517

Please sign this Offer Letter to indicate your understanding and acceptance of these terms and return a countersigned copy to me on or before October 9, 2011.

Sincerely,

/s/ Adam Alred

Adam Aired

President/CEO

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935 Braselton Hwy, Ste 215, Braselton, GA 30517

Acknowledgment of Offer Letter

If you are prepared to accept the Employee relationship with the Company under the terms and conditions set forth in this letter, please sign the Acknowledgment below and return the countersigned copy to the Company within 3 business days.

I acknowledge that nothing in this offer letter in any way creates an express or implied contract of employment or guarantee of continued affiliation with the Company.

Accepted by (Employee):

/s/ Adam Alred

Adam Alred

10/8/2011

Date

Approved by (The Company):

/s/ Adam Alred

Adam Alred

10-9-11

Date

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935 Braselton Hwy, Ste 215, Braselton, GA 30517